Exhibit 3.1
ARTICLES OF AMENDMENT
OF
PHILLIPS EDISON GROCERY CENTER REIT III, INC.

Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the terms “Roll-Up Entity” and “Roll-Up Transaction” and the definitions thereof from Article IV of the Charter.

SECOND: The Charter is hereby further amended by deleting the existing Section 9.14 (“Limitations on Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments to the Charter were declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of October 2019.

ATTEST:	PHILLIPS EDISON GROCERY CENTER REIT III, INC.
/s/ Tanya E. Brady	/s/ R. Mark Addy
Name: Tanya E. Brady	Name: R. Mark Addy
Title: Authorized Person	Title: President